Teche
                                Holding Company
                               Franklin, Louisiana

                                           FOR IMMEDIATE RELEASE, April 18, 2007
                                                                    8:15 am CDST
                                                   For More Information Contact:
                                                                  Patrick Little
                                                               President and CEO
                                                                  (337) 560-7151



             TECHE HOLDING COMPANY REPORTS SECOND QUARTER EARNINGS,
                          SOLID DEPOSIT AND LOAN GROWTH



         FRANKLIN, LA (AMEX: TSH)--Patrick Little, President and CEO of Teche Holding Company, holding company for Teche Federal Bank, today reported earnings for the Company for the first half of fiscal 2007 and the quarter ended March 31, 2007.

         Earnings for the fiscal year to date, or past six months, amounted to $3.5 million or $1.53 per diluted share, compared to $3.6 million or $1.55 per diluted share for fiscal 2006, a decrease of $0.02 per diluted share, or 1.3%.

         Earnings for the quarter ended March 31, 2007 amounted to $1.7 million, or $0.75 per diluted share, compared to $2.0 million or $0.86 per diluted share for the same quarter in fiscal 2006, a decrease of $0.11 per share, or 12.8% and $0.02 better than average analyst estimates of $0.73.

         "Our solid growth in the past six months," said Little, "has been aided by the strong economy of our region, with job increases in every MSA within our market area; our steady net interest margin, fueled by increases in SmartGrowth deposits and loans and our consistent increases in non-interest income as the result of checking account growth."

         "Our continued focus as a community bank is successfully meeting the demands of an increasingly competitive market for deposit and loan relationships and enhancing our ability to serve new consumer, small business and commercial customers," said Little. "This also demonstrates that our SmartGrowth strategy for building core deposits and diversifying our loan portfolio is an effective approach in each of our market areas."

                               Page 1 of 8 Pages

         The Company reported the following key achievements:

          o    Total  Deposits,  fiscal  year to date (in the past six  months),
               -----------------------------------------------------------------
               increased $36.4 million, or 6.8%, to $573.9 million,  from $537.5
               --------------------------------
               million at September 30, 2006.

          o    Total SmartGrowth Deposits,  fiscal year to date, increased $46.5
               -----------------------------------------------------------------
               million,  or  19.3%,  to $286.8  million,  from  $240.3  million,
               -------------------
               amounting to 127.8% of deposit growth in the past six months. SmartGrowth deposits now account for 50% of total deposits. Checking account deposits increased $20.6, or 17.4% to $138.5, from $118.0, amounting to 44.3% of deposit growth in the same period. Checking accounts now amount to 24.1% of all deposits.

          o    Total Loans,  fiscal year to date increased $24.7 million or 4.7%
               -----------------------------------------------------------------
               to $550.1  million from $525.4 at  September  30, 2006.

          o    Total  SmartGrowth  Loans,  fiscal year to date,  increased $23.8
               -----------------------------------------------------------------
               million or 7.1% to $360.3 million, from $336.5 million, amounting
               ---------------
               to 96.3% of loan growth in the past six months. SmartGrowth loans now amount to 65.5%of all loans. Commercial Loans, fiscal year to date, increased $18.1 million to $155.1 million, or 13.2%, from $137.0 million at September 30, 2006.

          o    Non-Interest  income,  for the six-month  period  increased  $0.9
               -----------------------------------------------------------------
               million, or 14.5%, to $7.2 million,  compared to $6.3 million for
               -----------------
               the same period in fiscal 2006.

          o    Net Interest Margin for the six-month  period  increased to 3.56%
               -----------------------------------------------------------------
               from 3.49% for the same period in 2006.
               ----------

          o    Net-Interest  Income  for the six  month  period  increased  $0.4
               -----------------------------------------------------------------
               million or 3.8% over the same period last year, to $11.5 million,
               ----------------------------------------------
               compared to $11.1 million for fiscal 2006.

          o    New Loans in the past six months  were $103.6  million,  of which
               -----------------------------------------------------------------
               $85.3 million, or 82.0%, were SmartGrowth loans.
               -------------

          o    New  Commercial  Loans in the past six months were $53.6 million,
               -----------------------------------------------------------------
               or 52.0% of all new loans, compared to $68.7 million for the same
               --------
               period in fiscal 2006.

          o    Dividends  increased  to $0.31  per share  compared  to $0.27 per
               -----------------------------------------
               share for the quarter ended March 31, 2006, an increase of 14.8%.

                               Page 2 of 8 Pages

Deposit Growth

    Six-Month Growth. Total deposits, for fiscal 2007 (the past six months) increased $36.4 million, or 6.8%, to $573.9 million, from $537.5 million.

         Three-Month Growth. Total deposits, compared to the linked quarter, increased $28.0 million, or 5.1%, to $573.9 million, from $545.9 million, exceeding the first quarter of fiscal 2007 growth of 1.6%.


SmartGrowth Deposits

         Six-month Growth. SmartGrowth Deposits, consisting of checking accounts, savings accounts and money market accounts, for fiscal 2007 increased $46.5 million, or 19.3%, to $286.8 million from $240.3 million at September 30, 2006. This increase in SmartGrowth deposits amounted to 127.8% of deposit growth over the past six-month period. Checking account balances increased $20.6 million, or 17.4%, to $138.5 million, from $118.0 million, amounting to 56.6% of the growth in deposits thus far in fiscal 2007. Checking accounts now amount to 24.1% of total deposits.

         Three-Month Growth. SmartGrowth Deposits quarterly growth was $33.4 million, or 13.2% compared to the linked quarter. This increase in SmartGrowth deposits amounted to 119.2% of deposit growth over the past three months. Checking account balances increased $16.4 million, or 13.4%, to $138.5 million, from $122.1 million, amounting to 58.5% of the quarterly growth in deposits.

         SmartGrowth Deposits now amount to approximately 50.0% of all deposits compared to 46.4% at December 31, 2006.


Loan Growth

         Six-Month Growth. Loan growth, fiscal year to date, was $24.7 million, or 4.7%, to $545.2 million. Three-Month Growth. Loan growth, compared to the linked quarter, was $15.4 million, or 2.9%.


SmartGrowth Loans

         Six-month growth. SmartGrowth Loans, consisting of commercial loans, home equity loans, alternative mortgage loans and consumer loans, increased $23.8 million, or 7.1%, to $360.3 million from $336.5 million at September 30, 2006, primarily due to

                               Page 3 of 8 Pages
commercial and consumer loan growth. For the six-month period, commercial loans increased $18.1 million, or 13.2%, to $137.0 million.

         Three-month growth. For the quarter ended March 31, 2007, SmartGrowth loans increased $14.5 million, or 4.2%, to $360.3 million from $345.8 million, primarily due to commercial and consumer loan growth. Quarterly growth for commercial loans was $13.2 million, or 9.3%.

         SmartGrowth Loans amounted to 65.5% of total loans, compared to 64.7% at December 31, 2006.


Net Interest Income

         Interest Income for the six months ended March 31, 2007, increased $2.0 million, or 10.7%, to $21.1 million compared $19.0 million in fiscal 2006, primarily due to growth in loan portfolio balances and yields.

         Interest Expense for the six months ended March 31, 2007, increased $1.6 million,or 20.3%, to $9.6 million compared to $8.0 million for the same period in fiscal 2006, primarily due to an increase in deposit balances and rates offset somewhat by a decrease in FHLB advance balances.

         Net-interest income for the 2007 six-month period amounted to $11.5 million, compared to $11.1 million for the six months ended March 31, 2006, an increase of $0.4 million, or 3.8%.

         Interest Income for the quarter ended March 31, 2007, increased $1.0 million, or 10.5%, to $10.7 million, compared to $9.7 million for the same period in fiscal 2006, primarily due to an increase in loan portfolio balances and yields.

         Interest Expense for the quarter ended March 31, 2007, increased $0.9 million, or 23.0% to $4.9 million, compared to $4.0 million in fiscal 2006 due primarily to an increase in deposit balances and rates offset somewhat by a decrease in FHLB advance balances.

         Net-interest income for the three months ended March 31, 2007, amounted to $5.8 million compared to $5.7 million in the same quarter last year, an increase of $0.1 million or 1.8%.

         The increase in net interest income was primarily due to growth in loan balances and increases in loan yields offset by decreases in cash and security balances. These increases were offset somewhat by growth in deposit balances and increased rates on these same deposits offset by decreasing balances in FHLB advances.

                               Page 4 of 8 Pages

Non-Interest Income

         Six months. Non-interest income for fiscal 2007 was $7.2 million, compared to $6.3 million for the same period in fiscal 2006, an increase of $0.9 million or 14.5%. Non-interest income for fiscal 2006 includes a $241,000 pre-tax gain on sale of unused land. Non-interest income for fiscal 2007 includes an $87,000 pre tax gain on sale of securities. Non-interest income for this period amounted to 36.1% of operating income. Deposit service charges amounted to 90.2% of total non-interest income for the six-month period ended March 31, 2007, compared to 86.2% in 2006.

         Three Months. Quarterly non-interest income was $3.6 million, compared to $3.2 million for the same period in fiscal 2006, an increase of $0.4 million, or 13.9%. Non-interest income amounted to 38.6% of operating revenue. Deposit service charges amounted to 88.7% of total non-interest income for this quarter, compared to 87.9% in 2006.


Non-Interest Expense

         For  the   six-month   period,   non-interest   expense   amounted   to
$13.2 million, compared to $11.9 million at September 30, 2006, an increase of $1.3 million, or 10.6%.

         Non-interest expense amounted to $6.8 million compared to $5.9 million for the three months ended March 31, 2006, an increase of $0.8 million or 14.2%, primarily due to increased expenses associated with additional commercial loan staff, increased compensation expenses associated with stock benefit, retirement and incentive plans and an increase in marketing expense.


Asset Quality

         Non-performing assets as a percent of total assets decreased to 0.65% at March 31, 2007, compared to 0.70% for the quarter ended December 31, 2006, and 0.73% at September 30, 2006.

         Patrick Little said, "It is important that we differentiate ourselves from the sub prime market, which is experiencing headlines recently" He continued, "We simply do not make exotic sub prime loans, such as, interest-only ARMs, pay-option ARMs, those with weaker credit histories, long amortization loans of 40 to 50 years, those with high debt-to-income ratios, or those with limited employment histories."

                               Page 5 of 8 Pages

Increase in Dividends

         Since June 12, 2003, Teche has increased dividends for sixteen consecutive quarters and currently pays a $0.31 per share quarterly dividend. Based on the closing price of our common stock at end of business on March 31, 2007, the annualized dividend yield was 2.8%. Based on dividends and diluted EPS fiscal year to date, the dividend payout ratio is 39.7%


Net Interest Margin

         Net interest margin amounted to 3.56% for the six months ended March 31, 2007, compared to 3.49% for the same period in fiscal 2006. For the quarter, Net Interest margin amounted to 3.56%, compared to 3.51% for the linked quarter and 3.59% for the same quarter in fiscal 2006.

         Net interest margin increased slightly for several reasons. First, an increase in checking account balances, tending to lower the cost of funds, and second an increase in commercial loan balances, tending to increase interest rates on loans.

         "The continued execution of our SmartGrowth strategy, has positively affected our net interest margin," said Little.

         Teche Federal Bank is the fourth largest publicly traded bank based in Louisiana with over $720.1 million in assets. Teche Holding Company is the parent company of Teche Federal Bank, which operates nineteen offices in South Louisiana and serves over 50,000 customers. Teche Holding Company's common stock is traded under the symbol "TSH" on the American Stock Exchange.

         Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

                                       ###

                               Page 6 of 8 Pages

                              TECHE HOLDING COMPANY

(Dollars in thousands, except per share data)
Franklin, LA
Statements of Income
(UNAUDITED)

                                                     Three Months Ended                    Six Months Ended
                                                          March 31                             March 31

                                                           2007              2006             2007              2006
                                                           ----              ----             ----              ----
Interest Income                                         $10,695            $9,680          $21,083           $19,045
Interest Expense                                          4,894             3,979            9,602             7,982
                                                        -------            ------          -------           -------
Net Interest Income                                       5,801             5,701           11,481            11,063
Provision for Loan Losses                                    60                45              145                90
                                                        -------            ------          -------           -------
Net Interest Income after
  Provision for Loan Losses                               5,741             5,656           11,336            10,973
Other Income                                              3,576             3,164            7,074             6,218
Other Expenses                                            6,776             5,932           13,162            11,903
                                                        -------            ------          -------           -------
Income Before Gain on Sales of
  Securities and Income Taxes                             2,541             2,888            5,248             5,288
Gains on
  Sales of Securities                                        68                34               87                34
Income Taxes                                                900               950            1,827             1,730
                                                        -------            ------          -------           -------

Net Income                                              $ 1,709            $1,972          $ 3,508           $ 3,592
                                                        =======            ======          =======           =======

Selected Financial Data
-----------------------

Dividends Declared Per Share                              $0.31             $0.27            $0.62             $0.53
Basic Earnings Per Common Share                           $0.77             $0.87            $1.58             $1.58
Diluted Earnings Per Common Share                         $0.75             $0.86            $1.53             $1.55
Annualized Return on Avg. Assets                          0.97%             1.15%            1.01%             1.05%
Annualized Return on Avg. Equity                         10.54%            12.76%           10.96%            11.67%
Annualized Return on Avg.
 Tangible Equity (1)                                     11.32%            13.76%           11.79%            12.60%
Net Interest Margin                                       3.56%             3.59%            3.56%             3.49%
Non Interest Income/Avg. Assets                           2.06%             1.85%            2.05%             1.82%
Non Interest Expense/Avg. Assets                          3.83%             3.47%            3.77%             3.48%

(1) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax-effected basis. The amount was calculated using the following information:

Annualized Return on Avg.
-------------------------
 Tangible Equity (1)
 -------------------

Average Stockholders' Equity                            $64,878           $61,831          $64,024           $61,568
Less average goodwill and other intangible
  assets, net of related income taxes                     3,856             3,941            3,865             3,955
                                                        -------           -------          -------           -------
Average Tangible Equity                                 $61,022           $57,890          $60,159           $57,613
                                                        =======           =======          =======           =======

Net Income                                              $ 1,709           $ 1,972          $ 3,508           $ 3,592
Plus Amortization of core deposit
  Intangibles, net of related income taxes                   18                19               37                37
                                                        -------           -------          -------           -------
Net Income, as adjusted                                 $ 1,727           $ 1,991          $ 3,545           $ 3,629
                                                        =======            ======           ======           =======

                               Page 7 of 8 Pages

                              TECHE HOLDING COMPANY
                  (Dollars in thousands, except per share data)
                                  Franklin, LA
                                 Balance Sheets
                                   (UNAUDITED)
                                       at

                                                 Mar. 31, 2007                 Sept. 30, 2006

SmartGrowth Loans*                                    $360,270                       $336,491
Mortgage Loans**                                       189,815                        188,902
                                                      --------                       --------
                                                       550,085                        525,393
Allowance for Loan Losses                               (4,892)                        (4,890)
                                                      --------                       --------
Loans Receivable, Net                                  545,193                        520,503

Cash and Securities                                    131,311                        123,973
Goodwill and Other Intangibles                           3,844                          3,881
Foreclosed Real Estate                                     897                          1,066
Other                                                   38,876                         36,327
                                                      --------                       --------
TOTAL ASSETS                                          $720,121                       $685,750
                                                      ========                       ========

SmartGrowth Deposits***                               $286,789                       $240,308
Time Deposits                                          287,132                        297,241
                                                      --------                       --------
Total Deposits                                         573,921                        537,549

FHLB Advances                                           74,852                         77,386
Other Liabilities                                        5,947                          7,206
Stockholders' Equity                                    65,401                         63,609
                                                      --------                       --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                                  $720,121                       $685,750
                                                      ========                       ========

Ratio of Equity to Assets                                9.08%                          9.28%
Tangible Equity to Tangible Assets (2)                   8.58%                          8.77%
Book Value per Common Share                             $29.43                         $28.68
Tangible Book Value Per Common Share (2)                $27.66                         $26.95
Non-performing Assets/Total Assets                       0.65%                          0.73%
Shares Outstanding (in thousands)                        2,209                          2,218

*    Consumer, Commercial, Home Equity, and Alternative Mortgage Loans
**   Owner Occupied Conforming Mortgage Loans
***  Checking, Money Market and Savings Deposits


(2) Eliminates the effect of goodwill and the core deposit intangible assets and the related accumulated amortization on a tax-effected basis. The amount was calculated using the following information:


Stockholders' Equity                                  $ 65,401                       $ 63,609
Less goodwill and other Intangible
  assets, net of related income taxes                   (3,930)                        (3,835)
                                                      --------                       -------
Tangible Stockholders' Equity                          $61,471                        $59,774
                                                       =======                        =======

Total Assets                                          $720,121                       $685,750
Less goodwill and other Intangible
  assets, net of related income taxes                   (3,930)                        (3,835)
                                                      --------                       -------
Total Tangible Assets                                 $716,191                       $681,915
                                                      ========                       ========

                               Page 8 of 8 Pages